                                                                    EXHIBIT 99.2


                  [Letterhead of First Union Direct Bank, N.A.]


            MANAGEMENT'S ASSERTION ON FIRST UNION DIRECT BANK, N.A.'S COMPLIANCE, AS SERVICER, WITH THE SERVICING REQUIREMENTS
                     OF THE POOLING AND SERVICING AGREEMENT

Management of First Union Direct Bank, N.A., as Servicer, is responsible for compliance with the servicing requirements in Article IV, Section 4.03 of the Pooling and Servicing Agreement for the First Union Master Credit Card Trust dated September 29, 1995, as amended, including supplements dated March 5, 1996, April 23, 1996, September 30, 1998 and September 30, 1999, by and between First Union Direct Bank, N.A., as Transferor and Servicer, and The Bank of New York, as Trustee (collectively, the "Agreement"), as of and for the fifteen months ended December 31, 1999.

Management assessed First Union Direct Bank, N.A.'s compliance with the servicing requirements in Article IV, Section 4.03 of the Agreement. Based upon this assessment, management believes that First Union Direct Bank, N.A. was materially in compliance with the servicing requirements in Article IV, Section
4.3 of the Agreement as of and for the fifteen months ended December 31, 1999.


/s/ David A. Nole
David A. Nole
Senior Vice President
First Union Direct Bank, N.A.

/s/ James H. Gilbriath II
James H. Gilbraith II
Vice President and Managing Director
First Union Direct Bank, N.A.

March 17, 2000